UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Ocean Power Technologies, Inc.

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1590 Reed Road
Pennington, NJ 08534 USA
Tel: 609-730-0400 — Fax: 609-730-0404
Dear Stockholder:
The Ocean Power Technologies, Inc. (“OPT”) Proxy Statement dated August 27, 2009 (the “Proxy Statement”) contained a proposal to approve an amendment to OPT’s 2006 Stock Incentive Plan (the “2006 Plan”) to increase the aggregate number of shares authorized for issuance by 850,000 shares (the “Proposed Increase”). A few of our shareholders have asked for information to better understand the background on the Proposed Increase, and we would like to provide this information to you.
You may have recently received reports from one or more shareholder advisory services recommending that you vote against the Proposed Increase. We would like to take this opportunity to offer our perspective on the critical importance of the Proposed Increase to our future plans. The following are a number of our comments regarding the Proposed Increase:
•
When the 2006 Plan was approved by shareholders in January 2007, we stated and believed that there would be three years of shares available for issuance under the 2006 Plan. They have indeed been adequate for that period, as planned.

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Share-based compensation is critical to the Company’s ability to attract and to retain talented people. Every time we talk with recruiters and prospective employees, the share-based component of the compensation package is a crucial way that we get candidates to appreciate the potential rewards associated with the risks of coming to work at OPT. Nearly all of our mid- and upper-level employees have joined OPT from more secure and lower risk-profile career tracks, and the share-based compensation helps to “level” the playing field for OPT.

•
As of July 31, 2009, there were 47,602 shares available for grant under the 2006 Plan. With that amount, we will not be able to make additional awards to eligible employees or prospective employees in amounts that we consider to be appropriate to provide meaningful incentives.

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In the absence of share-based compensation, OPT will likely need to increase the cash component of employee compensation, especially with respect to performance-related cash bonuses, which will accelerate our cash burn.

•
The provisions of the 2006 Plan which allow for repricing of options are not new provisions. They have been present from the outset of the 2006 Plan, and also were present in earlier incentive plans going back to 2001. OPT has never re-priced any options. Further, the issue was raised once, internally, a few years ago as to whether we should consider doing it. We opted not to reprice options, specifically because we viewed the matter through the eyes of shareholders who had bought shares and do not have such an opportunity. Most members of senior management have options that are all under water, and we remain dedicated to increasing shareholder value. We fully understand the need to increase the value of the Company, and we live it and breathe it every day.

•
We believe that one shareholder advisory firm service has not fully appreciated the extent of performance-based compensation practices we follow, and which are documented in the Proxy Statement. Each year all employees have performance reviews that are documented and signed by the employees and their supervisors. Each performance review includes two written portions: (a) a review of the employees’ performance against goals set the prior year, and (b) a review of elements of general performance such as technical proficiency, team work, achieving the requirements of the job, creativity, etc. Separate from that employee-centric appraisal, there is a separate appraisal of the Company’s performance done by the Compensation Committee. The award of options or cash bonuses are made to employees based in part on an assessment of the employees’ own performance against their beginning-of-the-year goals and in part on the performance of the company. Again, these goals are set at the beginning of the year and are well articulated goals which include real “stretch”, or aggressive, goals. The performance conditions are therefore clearly set forth. As a final point, we make it very clear that there are no assured bonuses, or guaranteed bonuses, as is the case in many corporate cultures.

•
As discussed in the Proxy Statement, and also in footnote 12 to the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, a large number of currently outstanding options were issued under share plans in existence prior to the 2006 Plan. When options issued under these prior plans expire unexercised, they are not added back to the pool of shares available for future awards. As of July 31, 2009, please note the following:

1.	210,790 option shares issued under the prior plans will expire within one year, and most have exercise prices ranging between $14.50 and $20.00 per share.

2.	521,790 option shares issued under the prior plans will expire within two years, and most have exercise prices ranging between $12.70 and $20.00 per share.

3.	1,044,692 option shares under all option plans have exercise prices ranging between $10.00 and $20.00. That represents 58% of all options outstanding at 31 July 2009.

Thus, it is likely that with the existing stock options outstanding, potential dilution to existing shareholders will decrease by about 33% to 40% over the next one to two years. At the same time, because those shares are primarily under the “old” plans, there will be no corresponding increase in shares available for issuance as the old options expire. Without approval of the Proposed Increase, OPT’s existing employees will lose many options, without our ability to issue new options to them or to new employees being recruited.
•
OPT is now seeking to hire several people, including a VP Operations; a Corporate Director of Quality, Health and Safety; and various other engineering positions. We believe that the absence of share-based compensation will have a material, negative effect on our ability to attract and retain strong, world-class, creative people.

Given the foregoing, we ask your consideration of a favorable vote on the Proposed Increase, and thank you for your support.
Sincerely,
Charles F. Dunleavy
Senior Vice President & CFO
CFD:mpm
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.